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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
U.S. Physical Therapy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about June 4, 2004 of U.S. Physical Therapy, Inc. of our report dated March 4, 2004 relating to the consolidated balance sheets of U.S. Physical Therapy, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of U.S. Physical Therapy, Inc.


/s/   KPMG  LLP
Houston, Texas
June 3, 2004


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